Exhibit 99.1

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BearingPoint Amends Credit Facility and

Provides Update on Status of Its 2005 Form 10-K

McLean, Va. – March 31, 2006 – BearingPoint, Inc. (NYSE: BE), a leading global management and technology consulting firm, today announced it has amended its existing $150 million senior secured credit facility, increasing the Company’s overall financial flexibility. In addition, the Company provided an update on the status of completion of its Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”).

The amended credit facility includes several favorable terms including the release of approximately $90 million currently held by the lenders as cash collateral and improving the Company’s access to funding under the credit facility by accepting more of its accounts receivables as eligible collateral.

The amended credit facility also extends the filing deadlines for the Company’s 2005 Form 10-K to July 31, 2006. The deadline for filing the Forms 10-Q for each of the first three quarters ended 2005 and for the quarters ending March 31, 2006 and June 30, 2006 have also been extended.

Further information regarding the amendment to the credit facility may be found in the Form 8-K filed with the SEC on March 31, 2006 (the “March Form 8-K”).

“We are pleased with our progress in terms of the amended senior secured credit facility, which gives us significantly increased financial flexibility and liquidity,” said Harry You, the Company’s chief executive officer. “Getting current in our SEC filings and enhancing BearingPoint’s franchise continue to be our top priorities. We and our industry continue to see the benefits of the strong global economy, and we are heartened to see the end in sight as we strive to become a current filer.”

The Company currently anticipates filing its 2005 Form 10-K by July 31, 2006, and, consequently, will remain subject to the NYSE’s late filing procedures. The Company previously disclosed that it would not file its 2005 Form 10-K by March 16, 2006. The delay in filing the 2005 Form 10-K is associated with the Company’s significant delays in completing its Form 10-K for the year ended December 31, 2004, which was filed on January 31, 2006; the subsequent filing of its amended Forms 10-Q/A, which were filed on March 10, 2006; the ongoing need to perform significant substantive procedures to compensate for the material weaknesses in the Company’s internal control over financial reporting and the completion of the audit of its financial statements for the fiscal year ended December 31, 2005.

About BearingPoint, Inc.

BearingPoint, Inc. (NYSE: BE) is one of the world’s largest providers of management and technology consulting services to Global 2000 companies and government organizations in 60 countries worldwide. Based in McLean, Va., the firm has approximately 17,500 employees and major practice areas focusing

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on the Public Services, Financial Services and Commercial Services markets. For nearly 100 years, BearingPoint professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. For more information, visit the Company’s website at www.BearingPoint.com.

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Some of the statements in this press release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, estimates and projections. Words such as “will,” “expects,” “believes,” “goal” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this press release include statements about the timing of the filing of the Company’s SEC filings, including the 2005 Form 10-K. The timing of the filing of the Company’s SEC filings could be affected by a number of factors, including, among others, the complexity of the process, the nature of the requisite reviews, the need to perform significant substantive procedures to compensate for the material weaknesses in the Company’s internal control over financial reporting and other factors related to the completion of the required audit or review, as applicable.

For Media:

Steve Lunceford

BearingPoint, Inc.

Steve.Lunceford@BearingPoint.com

Tel: 703-747-4545

For Investors:

James Hart

BearingPoint, Inc.

James.Hart@BearingPoint.com

Tel: 908-607-2262